Exhibit 10.1

GENERAL RELEASE AGREEMENT

This GENERAL RELEASE AGREEMENT (this “Agreement”) is entered into as of June 26, 2015, (the “Effective Date”), between J. Michael Anderson, an individual (“Employee”), and SOUTHCROSS ENERGY PARTNERS GP, LLC, a Texas limited liability company (the “Company”). Employee and the Company are individually a “Party” and collectively the “Parties.”

WHEREAS, the Parties executed a Severance Agreement on September 12, 2012 (the “Severance Agreement”);

WHEREAS, the defined terms in the Severance Agreement shall have the same meaning in this Agreement;

WHEREAS, Employee will experience a Termination Date effective on June 26, 2015 (also referred to in this Agreement as the “Termination Date”);

WHEREAS, Employee’s termination on the Termination Date is a Separation from Service;

WHEREAS, there was a Sale Event in the twelve months prior to Employee’s Separation from Service;

WHEREAS, the Parties desire to settle fully and finally, in the manner set forth in this Agreement, all differences between the Parties that have arisen, or that may arise, prior to, or at the time of, the Effective Date, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and the Company and the termination thereof.

In consideration of these recitals and the promises and agreements set forth in this Agreement, Employee’s employment with the Company will terminate upon the following terms:

1. General Release. Employee, for Employee and Employee’s successors, heirs, and assigns, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES (i) the Company, (ii) the Company’s parents, subsidiaries, and affiliates (including, without limitation, Southcross, SEP and their respective parents, subsidiaries and affiliates), and (iii) the unitholders, members, partners, stockholders, directors, managers, officers, employees, agents, attorneys, insurers, guardians, successors, assigns, heirs, executors, and administrators of the foregoing (collectively the “Company Releasees”), in all cases, from any and all claims, liabilities, obligations, agreements, damages, causes of action, costs, losses, damages, and attorneys’ fees and expenses whatsoever, whether known or unknown or whether connected with Employee’s employment by the Company or not, including, but not limited to, (a) any dispute, claim, charge, or cause of action arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et. seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Americans with Disabilities

Act of 1990, 42 U.S.C. § 12101, et seq., Texas Commission on Human Rights Act, Tex. Labor Code § 21.001. et. seq. the Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. § 1001, et seq., (b) any violation or alleged violation of any anti-whistleblower, harassment, or retaliation provisions of any state or federal law, including but not limited to, the Sarbanes-Oxley Act of 2002, and (c) any other municipal, local, state, or federal law, common or statutory, that may have arisen, or that may arise, prior to, or at the time of, the Effective Date; provided, however, notwithstanding anything to the contrary set forth herein, that the release set forth above shall not extend to (i) any rights under that certain Profits Interest Unit Award Agreement dated as of April 1, 2015 by and between Southcross and Employee, (ii) the Sixth Amended and Restated Limited Liability Company Agreement of Southcross dated as of April 1, 2015, (iii) any right of indemnification Employee may have under any written agreement between Employee and Company (or its affiliates), Company’s Certificate of Formation, SEP’s Third Amended and Restated Limited Partnership Agreement, any applicable statute or common law, or pursuant to any applicable insurance policy, (iv) unemployment compensation, (v) contractual rights to vested equity awards, (vi) any rights that may not be waived as a matter of law and (vii) any rights hereunder.

2. Confidentiality. Employee will keep the terms, amount, and existence of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and will not communicate or otherwise disclose to any employee or associate of the Company (past or present), or to a member of the general public, the terms, amount, or existence of this Agreement, except as may be required by law or compulsory process.

3. Payment Terms. Within sixty days of the Termination Date provided Employee has executed this Agreement and not revoked it pursuant to paragraph 11 below and as consideration for signing this Agreement, in accordance with paragraph 3(b) of the Severance Agreement, the Company agrees to pay Employee as follows:

a. Base Salary through the Termination Date;

b. The pro rata portion of the target amount of bonus for Employee for the then-current year through the Termination Date, which equals $94,562;

c. The Bonus, which equals $390,000;

d. The Severance Payment, which equals $650,000;

e. Reimbursement for the cost of COBRA coverage for 18 months provided Employee timely elects such coverage.

The payments in subparagraphs a, b, c, and d above shall be paid in a single lump sum, less withholding for applicable taxes.

In addition to the benefits described above, within sixty days of the Termination Date provided Employee has executed this Agreement and not revoked it pursuant to paragraph 11 below and as consideration for signing this Agreement, the Company agrees as follows:

f. To vest 28,267 of the phantom units (the “8/27/14 Vested Units”) granted to Employee on August 27, 2014 pursuant to that certain Award Agreement dated as of such date and the Southcross Energy Partners, L.P. 2012 Long-Term Incentive Plan (the “LTIP”);

g. To vest 10,730 phantom units granted on March 10, 2015 (the “3/10/15 Vested Units” and together with the 8/27/14 Vested Units, the “Vested Units”) pursuant to that certain Award Agreement dated as of such date and the LTIP; and

h. To pay accumulated distribution equivalent rights with respect to the Vested Units, which equals $38,212.

The payment of the Vested Units will be made by delivery of Common Units of SEP, less applicable withholding for applicable taxes and payments of the distribution equivalent rights shall be paid in a single lump sum, less withholding for applicable taxes.

4. No Additional Benefits. Employee agrees that this Agreement resolves all outstanding issues arising from Employee’s employment and Employee acknowledges and agrees that Employee has received all compensation and benefits to which Employee would otherwise be entitled through the Termination Date and shall receive no compensation or benefits from the Company in addition to those set forth above; provided, Employee shall retain any vested interest and vested rights that Employee may otherwise have under any employee benefit or compensation plan sponsored by the Company (including any required COBRA continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)), subject to the terms and conditions of such plan.

5. Trade Secrets. Employee acknowledges that Employee has had access to, and has become familiar with, various trade secrets and proprietary and confidential information of the Company and the Company’s parents, subsidiaries and affiliates, including, but not limited to, processes, customer requirements, pricing techniques, customer lists, methods of doing business, identities and compensation levels of employees in key positions, technical or non-technical information, patents, copyrights, methods, ideas, concepts, designs, inventions, know-how, processes, flow diagrams, operating procedures or instructions, technical drawings, technical presentations, compilations of data, studies, general records, contracts, financial records, accounting records, financial statements, forecasts, projections, budgets, plans (whether business, strategic, marketing or other), other financial information, client or customer lists, prospective client or customer lists, vendor lists or other vendor information, sales data, sales analysis, equipment and other assets, prices, cost or profit figures, sources of supplies, pricing methods, personnel and personnel information, and other confidential information (collectively the “Trade Secrets”), which are owned by the Company and/or the Company’s parents, subsidiaries and/or affiliates and regularly used in the operation of their business, and as to which the Company and the Company’s parents, subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers, and employees. Employee acknowledges and agrees that the Trade Secrets (i) are secret and not known in the industry, (ii) give the Company or the Company’s parents, subsidiaries and/or affiliates an advantage over competitors who do not know or use the Trade Secrets, (iii) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets, and (iv) are valuable and special and unique assets of the Company or the Company’s parents, subsidiaries and/or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or the Company’s parents, subsidiaries and/or affiliates. Employee may not use in any way or disclose any of the Trade Secrets, directly or indirectly, at any time in the future, except in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Employee.

6. Non-Admissions. Employee acknowledges that by entering into this Agreement the Company does not admit and does specifically deny any violation of any local, state, or federal law.

7. Non-disparagement. To the extent permitted and consistent with applicable law, (a) Employee agrees that Employee shall make no derogatory, disparaging, defamatory or otherwise negative statements, oral or written, concerning the Company or any of the Releasees, including any of the services or products of the Company; and (b) the Company agrees that it shall direct its Chairman and Chief Executive Officer to make no derogatory, disparaging, defamatory or otherwise negative statements, oral or written, concerning Employee. This paragraph is not intended to limit any rights that Employee or the Company have under any statute, regulation or other law.

8. Cooperation. Employee will cooperate in all reasonable respects with the Releasees in connection with any business matter relating to the operation of the Company and its parents, subsidiaries and affiliates and any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against any of the Releasees to the extent the Company reasonably deems Employee’s cooperation necessary; provided that the Company shall reimburse Employee for any out-of-pocket expenses incurred by Employee in providing any cooperation requested by the Company.

9. Return of Company Property. Upon termination, Employee agrees that Employee has returned all company property within Employee’s possession, custody or control, including without limitation all written and electronic records, communications, reports and other materials and data, including any copies, and also all other tangible items, such as computer equipment, purchasing cards, telephone cards, tools and/or equipment that belong to the Company.

10. Solicitation. For a period of one year following the Termination Date, Employee shall not, directly or indirectly, either for himself or on behalf of any other entity, (i) recruit or otherwise solicit or induce any employee or supplier of Company to terminate its employment or arrangement with Company, or otherwise change its relationship with Company, or (ii) hire, or cause to be hired, any person who was employed by Company at any time during the 3-month period immediately prior to the date of hire of such person or who thereafter becomes employed by Company (but Employee may hire any person who was employed, but whose employment has been terminated, by Company).

11. Revocation. Employee may revoke this Agreement by notice to the Company, in writing to Jim Richter by mail at 1700 Pacific Avenue, Suite 1270, Dallas TX 75201 or by fax 214-979-3890, within seven days following the Employee’s execution (the “Revocation Period”). Employee agrees that Employee will not receive the benefits provided by this Agreement if Employee revokes this Agreement. Employee also acknowledges and agrees that if the Company has not received from Employee notice of Employee’s revocation of this Agreement prior to the expiration of the Revocation Period, then Employee will have forever waived Employee’s right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect.

12. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.

13. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous negotiations and agreements, oral or written. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the Parties.

14. Section 409A. This Agreement is intended to be written, administered, interpreted and construed in a manner to comply with, or be exempt from, Section 409A of the Code. To the maximum extent permitted by applicable law, the payments payable to Employee pursuant to this Agreement shall be made in reliance on Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9)(ii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-3(a)(4) (relating to payments at a specified time or on a fixed schedule). Notwithstanding the foregoing or any other provision of this Agreement, no particular tax result for Employee with respect to any income recognized by Employee in connection with this Agreement is guaranteed. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment.

15. Clawback. The Employee agrees that all compensation and benefits provided by the Company under this Agreement will be subject to recoupment or clawback by the Company under any applicable clawback or recoupment policy of the Company that is generally applicable to the Company’s executives, as in effect on the Effective Date (including, the provisions of the LTIP and any other policy as in effect on the Effective Date), or as required by applicable law. In addition, if the Board of Directors of the Company (the “Board”) or any committee thereof reasonably determines that (a) Employee has on or prior to the Effective Date committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Affiliate of the Company, breach of fiduciary duty, violation of ethics policy or code of conduct, or deliberate disregard of the Company’s or Affiliate of the Company’s rules resulting in material loss, damage or injury to the Company or any Affiliate of the Company, or (b) Employee has, at a time after the Effective Date, violated any provision of this Agreement relating to (i) unauthorized disclosure of any trade secret or confidential information, (ii) solicitation of any employee or other service provider to leave the employ or cease providing services to the Company or any Affiliate of the Company, (iii) breach of any intellectual property or assignment of inventions covenant, (iv) inducement of any customer to breach a contract with the Company or any Affiliate of the Company or to cease doing business with the Company or any Affiliate of the Company, or (v) inducement of any principal for whom the Company or any Affiliate of the Company acts as agent to terminate such agency relationship, in each case which violation, if capable of being cured, has not been cured by Employee within five (5) days after receipt of written notice of same from the Company (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Board or such committee, the Employee may be required, in the Board or such committee’s reasonable discretion, to return and/or repay to the Company or the Partnership any compensation and benefits previously provided under this Agreement to the extent necessary to reimburse the Company for any actual losses suffered by the Company as a result of any such Act of Misconduct Notwithstanding the foregoing, any determination made by the Board or such committee under this paragraph must be made within four years after the Effective Date and in making such determination, the Board or such committee must give Employee and/or his counsel an opportunity to appear and present evidence on his behalf at a hearing before the Board or such committee or its designee and, in connection therewith, shall give Employee and/or his counsel the opportunity to submit written comments, documents, information and arguments to be considered by the Board or such committee at such hearing.

16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Texas, except where preempted by federal law.

17. Statement of Understanding. By executing this Agreement, Employee acknowledges that (i) Employee has had at least 21 days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived Employee’s right to do so, (ii) Employee has been advised by the Company to consult with an attorney regarding the terms of this Agreement, (iii) Employee has consulted with, or has had sufficient opportunity to consult with, an attorney of Employee’s own choosing regarding the terms of this Agreement, (iv) Employee has read this Agreement and fully understands its terms and their import, (v) except as provided by this Agreement, Employee has no contractual right or claim to the benefits described herein, (vi) the consideration provided for in this Agreement is good and valuable, and (vii) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

This Agreement is entered into by the Parties as of the Effective Date.

EMPLOYEE:

/s/ J. Michael Anderson
J. Michael Anderson

COMPANY:

SOUTHCROSS ENERGY PARTNERS GP, LLC

By:	/s/ John E. Bonn

Its:	President and Chief Executive Officer